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                                                                    EXHIBIT 10.2

                               OPERATING AGREEMENT
                                       FOR
                                   NOCHA LLC,
                      A NEW YORK LIMITED LIABILITY COMPANY

          This OPERATING AGREEMENT (this "AGREEMENT"), is made as of December 13, 2002, among LANDMARK TRI-STATE, INC., a Delaware corporation ("LANDMARK"), TRI-STATE LANDMARK, LLC, a Delaware limited liability company ("TSL"), KEYSTONE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership ("KEYSTONE") and KEYSTONE NOCHA INVESTOR LLC ("KEYSTONE INVESTOR") (Landmark, TSL, Keystone and Keystone Investor are referred to herein collectively as the "MEMBERS" and individually as a "MEMBER"), with reference to the following facts:

                                    RECITALS:

          A. Landmark, TSL, Keystone and Keystone Investor desire to own interests in a limited liability company (the "COMPANY") under the terms of this Agreement that will acquire all of the land and buildings and other improvements thereon at the locations set forth in EXHIBIT A annexed hereto (each, a "PROPERTY"; collectively, the "PROPERTIES") either by direct fee ownership (the "FEE PROPERTIES") or through acquiring ownership of the entities that own the Properties (the "SUBSIDIARIES").

          B. The Company was formed in July 2002 and the Certificate of Formation (the "ARTICLES") for the Company was filed under the laws of the State of New York with the New York Secretary of State.

          C. The Members desire to adopt and approve an operating agreement for the Company pursuant to the provisions of the Act (as hereinafter defined) and the laws of the State of New York, reflecting among other things the admission of Landmark, TSL, Keystone and Keystone Investor as members.

          D. Keystone and its Affiliates will contribute and/or sell the Fee Properties and the Subsidiaries to the Company and Keystone Investor will make a cash contribution to the Company pursuant to that certain Contribution and Sale Agreement dated as of July 2, 2002, as amended, among the Company, Keystone and the other signatories thereto (the "CONTRIBUTION AND SALE AGREEMENT").

          E. Landmark and TSL shall contribute to the Company all sums necessary to permit the Company to fulfill its obligations under the Contribution and Sale Agreement.

          NOW, THEREFORE, the Members by this Agreement set forth the operating agreement for the Company upon the terms and subject to the conditions of this Agreement.

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                            I. ORGANIZATIONAL MATTERS

     1.1  NAME

          The name of the Company shall be "Nocha LLC". The Company may conduct business under that name or any other name approved by the Manager, except that no Member's name may be used in the Company's name without the prior written consent of such Member thereto having been obtained.

     1.2  TERM

          The term of the Company commenced as of the date of the filing of the Articles and, unless sooner terminated under SECTION 6.1, shall terminate on December 31, 2052.

     1.3  OFFICE AND AGENT

          The initial registered office of the Company in New York shall be c/o the Office of the Secretary of State of New York and its initial registered agent shall be the Secretary of State of New York. The registered office and registered agent in New York may be changed by the Members from time to time pursuant to the Act. The principal office address of the Company shall be c/o Harold Dembo, Esq., Katz Randall Weinberg & Richmond, 333 West Wacker Drive, Suite 1800, Chicago, IL, 60606-1288, or at such location as the Manager may determine. The Manager shall deliver a copy of all legal notices to the Members promptly upon receipt thereof by the Manager.

     1.4  BUSINESS OF THE COMPANY

          Notwithstanding the purpose of the Company which is described in the Articles, the Members acknowledge that the sole business of the Company shall be to own, renovate, manage, operate, lease, license, finance, refinance, sell and otherwise deal with and dispose of the Properties and to transact any and all lawful business for which a limited liability company may be organized under the law of the State of New York that is incident and necessary or appropriate to the foregoing.

     1.5  DEFINED TERMS

          The terms used in this Agreement shall have the meanings specified in this SECTION 1.5 unless otherwise expressly provided herein or required by law.

          (a) "ACCOUNTANTS" shall mean the accounting department of The Pioneer Companies or such other accounting firm as may be designated from time to time by Manager pursuant to this Agreement.

          (b) "ACT" shall mean the New York Limited Liability Company Law, N.Y. Ltd. Liab. Co. Section 101 et seq. (2001), as the same may be amended from time to time. All references herein to sections of the Act shall include any corresponding provisions of succeeding law.

          (c) "ADDITIONAL MEMBER" shall mean a new member that is admitted to the Company pursuant to and subject to the terms of this Agreement after the date hereof.

          (d) "ADJUSTED CAPITAL ACCOUNT" shall have the meaning set forth in EXHIBIT D annexed hereto.

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          (e)     "ADJUSTED CAPITAL ACCOUNT DEFICIT" shall have the meaning set forth in EXHIBIT D annexed hereto.

          (f) "AFFILIATE" shall mean any Person, which directly or indirectly, through one or more intermediaries, Controls (as hereinafter defined), is controlled by, or is under common Control with, such Person.

          (g) "AGREEMENT" shall mean this Operating Agreement, as originally executed and as amended from time to time in accordance with its terms.

          (h)     "ARTICLES" shall have the meaning set forth in the Recitals.

          (i) "ASSUMED DEBT" shall mean the mortgage loans having an unpaid principal balance of $105,939,815.23 as of December 9, 2002 secured by first mortgage loans on certain of the Properties as set forth in EXHIBIT B annexed hereto.

          (j) "BANKRUPTCY" shall mean with respect to a Member, being the subject of an order for relief under the Bankruptcy Code, or any successor statute or other statute in any foreign jurisdiction having like import or effect.

          (k) "BANKRUPTCY CODE" shall mean the Bankruptcy Reform Act of 1978, 11 U.S.C. Sections 101 et seq.

          (l)     "CAPITAL ACCOUNT" shall have the meaning set forth in
SECTION 2.3 hereto.

          (m) "CAPITAL CONTRIBUTION" shall mean any contribution of cash, cash equivalent, or the fair market value of any property which a Member contributes to the Company as a Member, for such value as the Manager and contributing Member determine in good faith; PROVIDED, HOWEVER, if the contribution is being made after the date hereof, then the value of such contribution shall be determined by the Manager and the Member making such contribution but, if any other Member shall dispute such valuation in writing within thirty (30) days after receiving written notification thereof, then such valuation shall be determined by an appraiser selected by the Manager having at least ten (10) years of experience appraising property similar to the contributed property in question.

          (n) "CASHFLOW COVERAGE REQUIREMENT" shall mean that the Cashflow Coverage Ratio of the Properties that the Company shall continue to own following any sale of Properties shall be greater than or equal to the greater of (i) the Cashflow Coverage Ratio of all of the Properties at the Closing Date and (ii) the Cashflow Coverage Ratio of all the Properties owned by the Company immediately prior to the prospective sale triggering the Cashflow Coverage Requirement, including the Properties to be sold in such prospective sale.

          (o) "CASHFLOW COVERAGE RATIO" shall mean the ratio of (i) Net Operating Income of the relevant Property or Properties for the last twelve (12) months, divided by (ii) the sum of the payments made by the Company to meet its obligations under any outstanding debt for such Property or Properties for the last twelve (12) months and the Preferred Return.

          (p) "CASH FROM OPERATIONS" shall mean all cash received by the Company from whatever source for a given period, other than sums constituting Cash from Sale, Financing or Refinancing.

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          (q)     "CASH FROM SALE, FINANCING OR REFINANCING" shall mean all cash received by the Company from the sale, financing, refinancing, casualty, condemnation, liquidation, or other capital transaction relating to all or any portion of the Properties (each, a "DISPOSITION EVENT"). Cash from Sale, Financing or Refinancing shall include, without limitation, proceeds from insurance other than rental or business interruption insurance, that are received by the Company but not used to restore the Properties, LESS (i) costs incurred by the Company in any such transaction, (ii) sums paid or due and payable on account of loans secured by the Properties that are required to be repaid in connection with any such transaction or applied to repair or restore damage to the Property or Properties affected, and (iii) reserves reasonably established in connection with the Disposition Event by Manager, PROVIDED that such reserves shall be included in Cash from Sale, Financing or Refinancing for any subsequent period during which, and to the extent, they are released to the Company. Cash from Sale, Financing or Refinancing shall NOT include any (i) Capital Contributions made by any Member or (ii) sums constituting Cash from Operations.

          (r) "CAUSE" shall mean the gross negligence, fraud or willful malfeasance of Manager or any of its principals.

          (s)     "CLAIM" shall mean either a Delmar Claim and/or a Hartford
Claim.

          (t) "CLOSING" shall mean the closing of the Company's acquisition of legal title to the Fee Properties and the Subsidiaries under the Contribution and Sale Agreement.

          (u)     "CLOSING DATE" shall mean the date the Closing occurs.

          (v) "CODE" shall have the meaning set forth in EXHIBIT D annexed hereto.

          (w) "COLUMBIA PROPERTY" shall mean the Property located at 15 Columbia Circle, Albany, New York.

          (x)     "COMPANY" shall have the meaning set forth in the Recitals.

          (y) "CONTRIBUTED FEE PROPERTIES" shall mean those Properties contributed by Keystone and/or its Affiliates pursuant to the Contribution and Sale Agreement.

          (z) "CONTRIBUTION AND SALE AGREEMENT" shall have the meaning set forth in the Recitals.

          (aa) "CONTROL" shall mean the power, directly or indirectly, to direct the actions, operation or management of another person or business entity by contract, the ownership of voting rights or otherwise and the term "CONTROLLING" and "CONTROLLED" have meaning correlating to the foregoing.

          (bb) "DEBT SERVICE PAYMENT" shall mean, with respect to a given period, the principal and interest payments due and payable with respect to the Assumed Debt during such period.

          (cc)    "DELMAR" shall mean Delmar Publishers, a Division of Thomson
Corp.

          (dd) "DELMAR CLAIM" shall mean allegations by Delmar set forth in its tenant estoppel certified to Keystone dated October 30, 2002, including, without limitation, the following allegations: that Keystone (i) failed to repaint the interior walls of Delmar's demised premises at the Delmar Property (subject to a maximum obligation of $13,000), (ii) interfered with Delmar's attempt to sublet or assign its demised premises at the Delmar Property, and
(iii) overbilled Delmar for electricity charges at the Delmar

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Property to the date hereof due to improper hookup of utility meters for the common area electrical facilities.

          (ee) "DELMAR INDEMNITY" shall mean that certain Indemnity Agreement dated the date hereof between the Company and Keystone relating to Delmar.

          (ff) "DELMAR LEASE DEFICIT" shall mean (i) commencing on the first date Delmar Rent is not paid by Delmar, fifty percent (50%) of all Delmar Rent that would otherwise have been payable to the Company for each month that such Delmar Rent is unpaid, up to a maximum of twelve months (ii) commencing on the month that is the thirteenth month of unpaid Delmar Rent by Delmar, seventy-five percent (75%) of all Delmar Rent that would otherwise have been payable to the Company for each month Delmar Rent is unpaid, up to a maximum of twelve months
(iii) commencing on the month which is the twenty-fifth month of unpaid Delmar Rent by Delmar, one hundred percent (100%) of all of all Delmar Rent that would otherwise have been payable to the Company for each month Delmar Rent is unpaid, up to a maximum of twelve months.

          (gg) "DELMAR LEASE PAYMENT DEFAULT" shall mean any default by Delmar in the payment of Delmar Rent in connection with a Delmar Claim.

          (hh) "DELMAR PROPERTY" shall mean the Property located at 3 Columbia Circle, Albany, New York.

          (ii) "DELMAR RENT" shall mean all fixed rent, any additional rent or any other payments due from Delmar under the lease dated December 5, 1991, as amended, between Delmar, as tenant, and Keystone's predecessor-in-interest, as landlord.

          (jj) "DEPRECIATION" shall have the meaning set forth in EXHIBIT D annexed hereto.

          (kk) "DISPOSITION EVENT" shall have the meaning set forth in the definition of Cash from Sale, Financing or Refinancing.

          (ll)    "DISSOLUTION EVENT" shall have the meaning set forth in
SECTION 6.1(a) hereof.

          (mm) "ELIGIBLE REAL PROPERTY TAXES" shall have the meaning set forth in Article 1, Section 15, Subsection (e) of the New York Tax Law.

          (nn)    "FIRST EXTENSION PERIOD" shall have the meaning set forth in
SECTION 2.1(c) hereof.

          (oo) "FISCAL YEAR" shall mean the Company's fiscal year, which shall be the calendar year, or such other taxable year required by the Code or Treasury Regulations.

          (pp) "GAAP" shall be generally accepted accounting principles, consistently applied, as established by the Financial Accounting Standards Board, or any successor thereof.

          (qq) "GROSS ASSET VALUE" shall have the meaning set forth in EXHIBIT D annexed hereto.

          (rr)    "HARTFORD" shall mean the Hartford Fire Insurance Company.

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          (ss)    "HARTFORD CLAIM" shall mean the allegation by Hartford that
Keystone overbilled Hartford for electricity charges at the Hartford Property in the amount of $150,000 as set forth in its estoppel certificate dated November 14, 2002.

          (tt) "HARTFORD INDEMNITY" shall mean that certain Indemnity Agreement dated the date hereof between the Company and Keystone relating to Hartford.

          (uu) "HARTFORD LEASE DEFICIT" shall mean (i) commencing on the first date Hartford Rent is not paid by Hartford, fifty percent (50%) of all Hartford Rent that would otherwise have been payable to the Company for each month that such Hartford Rent is unpaid, up to a maximum of twelve months (ii) commencing on the month that is the thirteenth month of unpaid Hartford Rent by Hartford, seventy-five percent (75%) of all Hartford Rent that would otherwise have been payable to the Company for each month Hartford Rent is unpaid, up to a maximum of twelve months (iii) commencing on the month which is the twenty-fifth month of unpaid Hartford Rent by Hartford, one hundred percent (100%) of all of all Hartford Rent that would otherwise have been payable to the Company for each month Hartford Rent is unpaid, up to a maximum of twelve months.

          (vv) "HARTFORD LEASE PAYMENT DEFAULT" shall mean any default by in the payment of Hartford Rent in connection with a Hartford Claim.

          (ww) "HARTFORD PROPERTY" shall mean the Property located at One Park Place, Syracuse, New York.

          (xx) "HARTFORD RENT" shall mean all fixed rent, any additional rent or any other payments due from Hartford under the lease dated May 27, 1993, as amended, between Hartford, as tenant and Keystone's predecessor-in-interest, as landlord.

          (yy)    "INDEMNIFIED PARTY" shall have the meaning set forth in
SECTION 3.6(a) hereof.

          (zz) "KEYSTONE INVESTED CAPITAL" shall mean $27,000,000 less any sums distributed to Keystone and Keystone Investor under SECTION 4.2(b)(ii) hereof.

          (aaa)   "LANDMARK GUARANTEE" shall have the meaning set forth in
Section 2.1(d) hereof.

          (bbb) "LOAN DOCUMENTS" shall mean documents evidencing and securing repayment of the Assumed Debt.

          (ccc) "MANAGER" shall mean Landmark or its permitted successors and assignees.

          (ddd) "M&T AMORTIZATION DIFFERENCE" shall mean the difference in the scheduled amortization payments due under the Old M&T Loans and the New M&T Loans.

          (eee) "M&T PROPERTIES" shall mean the Delmar Property and the Columbia Property.

          (fff)   "MAJOR DECISIONS" shall have the meaning set forth in
SECTION 3.2 hereof.

          (ggg) "MEMBER'S SHARE OF COMPANY MINIMUM GAIN" shall have the meaning set forth in EXHIBIT D annexed hereto.

          (hhh) "MEMBERS" shall mean Landmark, TSL, Keystone and Keystone Investor or their permitted assignees.

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          (iii)   "MEMBERSHIP INTEREST" shall have the meaning set forth in
SECTION 2.3 hereof.

          (jjj) "MINIMUM GAIN" shall have the meaning set forth in EXHIBIT D annexed hereto.

          (kkk) "MORTGAGES" shall mean, collectively, all mortgages and/or deeds of trust on certain of the Properties under the Assumed Debt, to secure repayment of the Assumed Debt.

          (lll) "NEW M&T LOANS" shall mean that certain $5,210,482.33 obligation under the note dated the date hereof evidencing indebtedness under the mortgage secured by the Delmar Property together with that certain $6,808,716.66 obligation under the note dated the date hereof evidencing indebtedness under the mortgage secured by the Columbia Property.

          (mmm) "NET OPERATING INCOME" shall mean the aggregate income from the relevant Property or Properties, less all Operating Expenses for such Property or Properties for the relevant period.

          (nnn) "OLD M&T LOANS" shall mean that certain $5,210,482.63 obligation under the note dated April 1998 evidencing indebtedness under the mortgage secured by the Delmar Property together with that certain $6,808,716.66 obligation under the note dated April 1998 evidencing indebtedness under the mortgage secured by the Columbia Property.

          (ooo) "OPERATING EXPENSES" shall mean all real estate taxes, insurance premiums and other costs of operating the Properties in accordance with GAAP (other than debt service), as required in the reasonable judgement of Manager in order to operate the Properties; PROVIDED, HOWEVER, that for the purposes of SECTION 4.2(a) hereof, any fees payable to an Affiliate of the Company shall not be included as Operating Expenses.

          (ppp)   "PERSON" shall mean any individual person or business entity.

          (qqq) "PREFERRED RETURN" shall mean an amount equal to eleven percent (11%) per annum of the aggregate Keystone Invested Capital, PROVIDED that after the Shortfall Date, during such time as a Shortfall remains distributable to Keystone, the rate shall be eighteen percent (18%) per annum of the aggregate Keystone Invested Capital plus any accrued and unpaid Preferred Return or other distributions and Shortfall Distributions.

          (rrr) "PROFITS AND LOSSES" shall have the meaning set forth in EXHIBIT D annexed hereto.

          (sss)   "PROPERTIES" shall have the meaning set forth in the Recitals.

          (ttt) "QEZE CREDIT FOR REAL PROPERTY TAXES" shall have the meaning set forth in Exhibit D annexed hereto.

          (uuu)   "QEZE REFUND" shall have the meaning set forth in
Section 2.1(d) hereof.

          (vvv)   "REIT" shall have the meaning set forth in SECTION 3.9 hereof.

          (www)   "REMAINING MEMBERS" shall have the meaning set forth in
SECTION 6.1(a)(ii) hereof.

          (xxx)   "RENT DEFICIT AMOUNT" shall have the meaning provided by
Section 4.2(f) hereof.

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          (yyy)   "SALE PARTICIPATION" shall mean an additional amount to be distributed with respect to Keystone's and Keystone Investor's Membership Interest PRO RATA in accordance with their initial Capital Contributions upon a sale of a Property during the 3-year period following the second anniversary of the Closing Date, equal to a percentage of the minimum sales price of such Property as listed in EXHIBIT F hereto. Such percentage shall equal five percent (5%) in the year following the second anniversary of the Closing Date, three percent (3%) in the year following the third anniversary of the Closing Date and one percent (1%) in the year following the fourth anniversary of the Closing Date. No Sale Participation shall be payable to Keystone or Keystone Investor with respect to sales of Properties on or after the fifth anniversary of the Closing Date.

          (zzz)   "SECOND EXTENSION PERIOD" shall have the meaning set forth in
SECTION 2.1(c) hereof.

          (aaaa) "SHORTFALL" shall have the meaning set forth in SECTION 2.1(b) hereof.

          (bbbb)  "SHORTFALL DATE" shall have the meaning set forth in
SECTION 4.2(c) hereof.

          (cccc)  "SHORTFALL DISTRIBUTION" shall have the meaning set forth in
SECTION 2.1(b) hereof.

          (dddd)  "SHORTFALL NOTICE" shall have the meaning set forth in
SECTION 2.1(b) hereof.

          (eeee) "SPECIAL INDEMNITY DAMAGES" shall have the meaning provided in the Contribution and Sale Agreement.

          (ffff) "SUBSIDIARIES" shall have the meaning set forth in the Recitals.

          (gggg) "TAX ACCOUNTANTS" shall mean a firm of independent certified public accountants with at least ten (10) years of accounting experience for companies with a similar scope of operations and size as the Company as may be designated from time to time by the Manager pursuant to this Agreement.

          (hhhh)  "SUBSTITUTE MEMBER" shall have the meaning set forth in
SECTION 5.2 hereof.

          (iiii) "TRANSFER" shall have the meaning set forth in SECTION 5.1 hereof.

          (jjjj) "TREASURY REGULATIONS" shall have the meaning set forth in EXHIBIT D annexed hereto.

          (kkkk) "WELLS FARGO PROPERTIES" means the Properties at 125 Indigo, 1 Columbia Circle, 13 Columbia Circle, 308 Maltbie, 400 West Division, 8 Airline Drive, 6 British American Blvd, 9 Columbia Circle and 5000 Campus Wood.

The rights and the liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or liabilities of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control. In the event of a direct conflict between the provisions of this Agreement and the provisions of the Act that cannot by applicable law be changed, altered, amended, or deleted by agreement of the parties, such provisions of the Act will control.

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     1.6  REPRESENTATIONS AND WARRANTIES

          Each Member hereby represents and warrants that, as of the date hereof, such Member's entry into this Agreement and performance of its duties under this Agreement do not conflict with, result in a breach of or default under or is not adversely affected by, any existing agreements, instruments, judgements or decrees to which such Member is a party or by which it or its assets are bound or any laws or regulations applicable to such Member.

                            II. CAPITAL CONTRIBUTIONS

     2.1  CAPITAL CONTRIBUTIONS

          (a) On the Closing Date and subject to the terms and provisions of this Agreement, (i) Landmark and TSL shall contribute to the Company as a Capital Contribution all sums necessary (together with any funds borrowed by the Company at Closing) to permit the Company to fulfill its obligations under the Contribution and Sale Agreement in the amount of $17,030,000, (ii) Keystone and its Affiliates shall contribute to the Company as a Capital Contribution, and the Company shall acquire, all right, title and interest of Keystone in and to the Contributed Fee Properties and the Subsidiaries subject to, among other things, $22,100,000 mortgages encumbering the Wells Fargo Properties and the Assumed Debt, and the amount of Capital Contribution for which Keystone is credited shall be $23,213,855 on the Closing Date, (iii) the Company shall assume the Assumed Debt, (iv) Keystone Investor shall contribute $3,786,145 in exchange for the Keystone Investor's Membership Interest and (v) the Preferred Return shall begin to accrue. The parties' initial Capital Contributions are set forth on EXHIBIT E.

          (b) If at any time the Company fails to pay fully and timely the monthly installment of the Preferred Return on or before the fifth day after it is due or if the Company fails to pay any other distribution to Keystone or Keystone Investor under this Agreement (including, without limitation, any distribution to Keystone or Keystone Investor under SECTION 4.2(d)) when due (any such failure referred to herein as a "SHORTFALL"), then a distribution with respect to such Shortfall (a "SHORTFALL DISTRIBUTION") shall be immediately distributable to Keystone and Keystone Investor from the Company. The Shortfall Distribution shall be equal to five percent (5%) of the unpaid Shortfall. Shortfall Distributions shall be paid to Keystone and Keystone Investor out of Cash from Operations and Cash from Sale, Financing or Refinancing as hereinafter set forth. With respect to unpaid Preferred Return only, Keystone shall give the Company notice (the "SHORTFALL NOTICE") of the Shortfall on or after the fifth day the Preferred Return is due; PROVIDED, HOWEVER, that the Shortfall Distribution shall be distributable on the fifth day after the Shortfall, regardless of whether the Shortfall Notice has been given to the Company and PROVIDED, FURTHER, that Keystone shall not be required to give a Shortfall Notice for the third or subsequent Shortfall during any twelve (12) month period.

          (c) The Company shall have the right to request in writing, within three (3) business days of Keystone's sending of the Shortfall Notice, thirty
(30) days from the date that the Shortfall Notice was sent (the "FIRST EXTENSION PERIOD") to distribute the Preferred Return and the Shortfall Distribution to Keystone and Keystone Investor PROVIDED, HOWEVER, that the Company may exercise the right to a First Extension Period not more than twice during any twelve (12) month period. Such response shall set forth the reasons for the occurrence of the Shortfall and the actions that the Company shall undertake to ensure that all outstanding Preferred Return and Shortfall Distribution amounts are distributed to Keystone and Keystone Investor by the expiration of the First Extension Period. If, on the expiration date of the First Extension Period, the Company shall have failed to distribute all outstanding Preferred Return and Shortfall Distribution amounts, the Company shall have the right to a further extension, effective on such expiration date, by requesting in writing, a fifteen (15) day extension to the First Extension Period (the

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"SECOND EXTENSION PERIOD") and such request shall set forth the actions that the
Company is taking to ensure that all outstanding Preferred Return and the Shortfall Distribution amounts shall be distributed to Keystone and Keystone Investor by the expiration of the Second Extension Period.

          (d) Except as set forth in Section 2.1(a), Landmark shall contribute to the Company as a Capital Contribution all sums refunded to Landmark by the State of New York with respect to the QEZE Credit for Real Property Taxes ("QEZE REFUND") within sixty (60) days of Landmark's receipt of the QEZE Refund. Landmark guarantees to the Company and the Members the payment of all Eligible Real Property Taxes of the Company for which a QEZE Credit for Real Property Taxes is received ("LANDMARK GUARANTEE"). The Landmark Guarantee is for the benefit of the Company and the Members and not for the benefit of any third party. Neither Landmark nor the Company shall be required to contribute to the other any QEZE Refund to the extent that Landmark or the Company, as the case may be, has been required to make payment on the Landmark Guarantee. In the event, for any reason, the allocation set forth in Section 2.1(c) of Exhibit D is not respected and any Member other than Landmark receives a QEZE Refund, that Member shall contribute its QEZE Refund to the Company as a Capital Contribution within sixty (60) days of the Member's receipt of the QEZE Refund.

          (e) None of Landmark, TSL, Keystone or Keystone Investor shall have any obligation whatsoever under this Agreement to make any Capital Contribution to the Company other than those expressly provided in SECTIONS 2.1(a) and 2.1(d) hereof.

     2.2  CONDITIONS TO CLOSING

          (a) Landmark and Keystone shall be obligated to make the contributions described in SECTION 2.1(a) hereof and to consummate the sales of the relevant Fee Properties pursuant to the Contribution and Sale Agreement if the following conditions have been satisfied:

                  (i) This Agreement and the Contribution and Sale Agreements shall have been duly authorized, executed and delivered by all of the parties thereto; and

                  (ii) Each of Landmark, Keystone and Keystone Investor shall have satisfied or caused to be satisfied all other conditions precedent set forth in this Agreement and the Contribution and Sale Agreement or any such unsatisfied condition shall have been waived in writing by the Company.

     2.3  CAPITAL ACCOUNTS

          The Company shall establish an individual capital account for each Member (a "CAPITAL ACCOUNT"). The Capital Accounts of the Members following the Closing and related events shall be as set forth on EXHIBIT E attached hereto. Upon a valid transfer of a Member's interest in the Company ("MEMBERSHIP INTEREST") in accordance with ARTICLE V hereof, such Member's Capital Account shall carry over to the new owner. Subject to the preceding sentence, each Member's Capital Account shall be increased by:

          (a)     the amount of money contributed by it to the Company,

          (b) the fair market value of any property contributed by it to the Company (net of any liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the
Code), and

          (c) allocations to it of Profit and other items of book income and gain;

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and shall be decreased by:

          (a)     the amount of money distributed to it by the Company,

          (b) the fair market value of property distributed to it by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the
Code), and

          (c) allocations of Loss and other items of book loss, expense and deduction.

          The foregoing definitions and provisions of EXHIBIT D annexed hereto relating to the maintenance of Capital Accounts are intended to comply with
Section 704(b) of the Code and the Treasury Regulations thereunder and shall be interpreted and applied in a manner consistent therewith.

     2.4  NO INTEREST

          Except as expressly otherwise provided herein, no interest shall be paid on any Capital Contributions.

     2.5  ADMISSION OF ADDITIONAL OR SUBSTITUTE MEMBERS

          No Additional Member or Substitute Members may be admitted without the approval of the Manager, unless otherwise specifically provided herein. Additional Members and Substitute Members will participate in the management, Profits and Losses and distributions of the Company on such terms as are determined by the Manager and the terms of this Agreement.

     2.6  WITHDRAWALS OR RESIGNATIONS

          (a) Except as set forth in SECTION 5.1 hereof, no Member may withdraw or otherwise resign from the Company without consent of the Manager.

          (b) When the Keystone Invested Capital has been reduced to zero and no payments due to Keystone or Keystone Investor under this Agreement are outstanding, Keystone and Keystone Investor shall withdraw as Members and shall have no further interest in the Company.

     2.7  LIMITED LIABILITY

          Except as otherwise provided in the Act, the debts, obligations and liabilities of the Company (whether arising in contract, tort or otherwise) shall be solely the debts, obligations and liabilities of the Company, and no Member of the Company (including any Person who formerly held such status) shall be liable or shall be obligated personally for any such debt, obligation or liability of the Company. No individual trustee, officer, director, shareholder, investment manager, member, constituent partner, employee or agent of any entity Member, in its individual capacity as such, shall have any personal liability for the performance of any obligation of such Member under this Agreement.

     2.8  PAYMENTS TO MEMBERS

          Except as specified in this Agreement or pursuant to a transaction permitted by SECTION 3.7, no Member and no Affiliate of a Member is entitled to remuneration for services rendered or goods provided to the Company. No payments may be made to any Member or its Affiliates unless the Preferred Return and any other amounts distributable to Keystone and Keystone Investor are current.

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                   III. MANAGEMENT AND CONTROL OF THE COMPANY

     3.1  MANAGEMENT AND POWERS

          (a) Subject to SECTION 3.9 and any provisions of the Articles and this Agreement relating to actions required to be approved by the Members, the overall affairs of the Company shall be managed and all powers of the Company shall be exercised by or under the direction of the Manager. Landmark shall be the sole "Manager" of the Company and, except as provided in SECTION 3.1(c), may be removed as Manager only upon the consent of Keystone (provided that in connection with admission of new Members under SECTION 5.1(c) or a sale of Landmark's Membership Interest under SECTION 5.1(d), Lanmark may change the Manager with the consent of all lenders to the Company where such consent is required and without the consent of Keystone) or a Member shall be entitled to cause the Company to remove the Manager for Cause. Except as provided in
SECTION 3.1(c), upon any removal of the Manager, the Members shall appoint a replacement Manager.

          (b) Subject to the limitations set forth in this Agreement, including, without limitation, SECTION 3.1(a) hereof, the Manager shall be responsible for the day-to-day activities and management of the Company. Without limiting the generality of the foregoing, the Manager shall be responsible for
(i) filing such instruments and taking such steps as may be required to cause the Company to be and to remain qualified to do business and in good standing in each state and jurisdiction where such qualification is required, (ii) supervising and overseeing any other companies or entities that have direct contracts with the Company or which are not otherwise supervised by one of the foregoing persons or entities, (iii) establishing and monitoring the operational bank accounts for the Company and (iv) causing the Tax Accountants to file all local, state and federal tax returns or reports in a timely manner. Manager shall devote such time and personnel as may be reasonably necessary to fully perform Manager's duties hereunder.

          (c) Notwithstanding anything to the contrary in SECTION 3.1(a), Keystone shall have the right to remove Landmark as Manager and to become the replacement Manager:

                  (i) if the Manager takes any action requiring Keystone's prior written approval under SECTION 3.1(d) or 3.2 without such approval;

                  (ii) if a Shortfall arises from any unpaid distribution under 4.2(b), (c) OR (d);

                  (iii) if, at any time when a Shortfall arising from outstanding Preferred Return exists, and (A) the Company shall have failed to request the First Extension Period within three (3) business days from the date the Shortfall Notice was sent by Keystone, (B) the Company shall have failed to distribute all outstanding Preferred Return and Shortfall Distribution amounts to Keystone by the expiration of the First Extension Period and the Company shall have failed to request the Second Extension Period on the expiration date of the First Extension Period, or (C) the Company shall have failed to distribute all outstanding Preferred Return and Shortfall Distribution amounts by the expiration of the Second Extension Period; PROVIDED, HOWEVER that if the Company distributes all outstanding Preferred Return and Shortfall Distribution amounts to Keystone and Keystone Investor within ninety (90) days of the Shortfall Date, then
     (X) Landmark shall have the right to be reinstated as Manager, except in the case that TSL and Landmark shall be unable to relieve Keystone of any and all liabilities, including contingent liabilities that Keystone may have incurred during such time that it served as Manager, pursuant to (Z) below, then Landmark shall not have the right to be reinstated as Manager,
     (Y) TSL and Landmark shall reimburse Keystone for any and all third-party expenses it incurs in connection with the removal of Landmark, Keystone becoming replacement manager and/or the reinstatement of Landmark as

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     Manager, (Z) TSL and Landmark shall take all actions necessary to relieve
     Keystone of any and all liabilities, including contingent liabilities, that Keystone may have incurred during such time that it serves as Manager, PROVIDED, FURTHER that Landmark shall have such right to be reinstated as Manager only once during any twenty-four (24) month period; and PROVIDED FURTHER that the first time, if any, that Keystone exercises its right to become replacement manager pursuant to this SECTION 3.1(c)(iii) it shall not terminate as Property manager, Pioneer Management Services Company, LLC, selected pursuant to SECTION 3.8(a) until the day after the day that is ninety (90) days after the Shortfall Date; or

                  (iv)    Landmark shall have defaulted on the Landmark
     Guarantee.

          (d) Notwithstanding anything to the contrary in this Agreement, at any time after a Shortfall Date, when a Shortfall is outstanding, the Manager must receive Keystone's written consent to require the Company to take all of the following actions:

                  (i)     any sale or disposition of one or more Properties;

                  (ii) any leasing arrangements for one or more of the Properties;

                  (iii) replacement of any property manager for any of the Properties;

                  (iv) any contract for services that cannot be cancelled with thirty (30) days notice, or any contract involving consideration of $10,000 or more; and

                  (v) any financing or refinancing of, or agreement to finance or refinance, any Company indebtedness.

          (e)     At any time that Keystone shall be the Manager pursuant to
SECTION 3.1(c) hereof, Keystone shall not make distributions of Cash from Operations or Cash from Sale, Financing or Refinancing to Keystone or Keystone Investor, other than payments of any accrued but unpaid Preferred Return, unpaid Shortfall or Shortfall Distribution and Sale Participation due to Keystone or Keystone Investor unless Landmark shall no longer be entitled to distributions hereunder pursuant to SECTION 4.2(c) hereof.

     3.2  MAJOR DECISIONS

          All of the following shall be deemed "MAJOR DECISIONS", which shall require prior written approval of Keystone if any action is required of the
Company:

          (a) any act which would make it impossible or would significantly impair the ability of the Company to carry on the ordinary business of the Company;

          (b) any financing or refinancing of Company indebtedness that does not result in the immediate distribution to Keystone and Keystone Investor of all amounts required to be paid to Keystone and Keystone Investor under
SECTION 4.2(b), (c), and (d), other than (i) a refinancing of indebtedness on a Property of an amount equal to or less than the outstanding balance of the debt on such Property to be refinanced, with respect to which the Company has used commercially reasonable efforts to have the loan documents relating to such new indebtedness provide that the exercise by Keystone of its rights and remedies under SECTIONS 3.1(c) and 4.2(c) shall not cause a default or an event of default or constitute a transfer of interests permitting lender to accelerate such loan PROVIDED, that if such refinancing is more than 90 days prior to the maturity of the indebtedness existing on such Property, the interest rate on the refinancing at the time of refinancing must be at a rate equal to or lower than the interest rate on the existing indebtedness; and (ii) one refinancing of each Wells Fargo Property which is non-recourse except for customary carveouts secured only by such properties and, if required by the lender for such refinancing, further secured by a second priority lien against the Property located at One Park Place, Syracuse, New York ("ONE PARK PLACE"), and made by a qualified lender as defined in SECTION 5.1; and (iii) by (but no later than) the 180th day after Closing, the indebtedness on One Park Place may be refinanced through an institutional lender at a principal amount up to seventy-seven and one half percent (77.5%) of the then current appraised value of such Property, provided that such refinancing, which shall be secured by a first priority lien against One Park Place, shall not be cross-collateralized with any financing or refinancing on any other Property;

          (c) incurring debt on behalf of the Company in violation of the Loan Documents;

          (d) causing the Company to purchase and/or enter into any contract to purchase any real property;

          (e) unless approved or deemed approved by a lender under the Loan Documents or under any other mortgage encumbering the relevant Property, entering any lease (i) covering more than 10,000 square feet of office space, or
(ii) covering more than 50,000 square feet of industrial space, or (iii) providing for more than $250,000 of rent and other consideration over the term of the lease;

          (f) except as permitted under the Loan Documents or under any other mortgage encumbering the relevant Property, allowing the Company to cancel or permit to lapse any insurance for the Properties (unless replaced immediately by comparable coverage);

          (g)     amending the Articles or this Agreement;

          (h) causing the Company to grant any liens, pledges, mortgages, assignments or other encumbrances to any Person with respect to all or any portion of the Properties or other assets of the Company other than as provided in the Loan Documents or in this Agreement;

          (i) causing the Company to make distributions of its cash or property to a Member except as set forth in this Agreement;

          (j) permitting modification adverse to Keystone or Keystone Investor (including particularly reducing scheduled amortization) of any Loan Documents or other documents governing the Company's debt, PROVIDED that modification may be made to Industrial Development Authority documents; and

          (k) causing the Company to dissolve or liquidate or to cease to be in good standing in any state or jurisdiction in which the Company is required to be qualified.

          After a Shortfall Date, whenever a Shortfall is distributable to Keystone or Keystone Investor pursuant to SECTION 2.1(b) hereof, Keystone shall have the unilateral right to require the Company to take any of the actions set forth in SECTION 3.2(d), (e), (i), and (j), PROVIDED that distributions made under SECTION 3.2(i) shall be distributions of cash only, not property, and only to the extent of unpaid Shortfall, Shortfall Distributions and Preferred Return, PROVIDED, HOWEVER, that such unilateral right of Keystone shall terminate upon the payment in full to Keystone of all outstanding Shortfalls and Shortfall Distributions unless Landmark is no longer entitled to distributions hereunder pursuant to SECTION 4.2(c) hereof.

     3.3  MEMBER APPROVAL

          When meetings of the Members are held, such meetings shall be noticed, held and conducted pursuant to the Act. All meetings will be held in the Manager's offices unless another location is designated by Manager or such meetings are held by telephone. In any instance in which the approval of the Members is required under this Agreement, such approval may be obtained in any manner permitted under the Act. Unless otherwise provided in this Agreement, approval of the Members shall mean the approval of all of the Members.

     3.4  DEVOTION OF TIME

          Manager shall devote whatever time and effort it deems appropriate for the furtherance of the Company's business.

     3.5  COMPETING ACTIVITIES

          Subject to the provisions of SECTION 3.7 hereof, the Members and their Affiliates may engage or invest in any activity, including, without limitation, those that might be in direct or indirect competition with the Company. Neither the Company nor any other Member shall have any right in or to such other activities or to the income or proceeds derived therefrom. No Member shall be obligated to present any investment opportunity to the Company, even if the opportunity is of the character that, if presented to the Company, could be taken by the Company. Each Member shall have the right to hold any investment opportunity for its own account or to recommend such opportunity to persons other than the Company. Each Member acknowledges that the Members and their Affiliates own and/or manage other businesses, including businesses that may compete with the Company and for the Members' time. Each Member hereby waives any and all rights and claims which it may otherwise have against the other Members and their Affiliates as a result of any of such activities. Each Member acknowledges that the Members and their Affiliates may own and/or manage properties that are in the same geographic market area as one or more of the Properties and the Members agree that the activities of such Member and its Affiliates shall not entitle the Company or another Member to any right, title or interest in such properties nor shall such activities be deemed an opportunity of the Company or any other Member.

     3.6  INDEMNIFICATION

          (a) Except as set forth in SECTION 3.6(f) below, the Company, its receiver and/or its trustee shall, to the extent permitted by law, indemnify, defend, save harmless and pay all judgments and claims against the Manager, the Members, and their Affiliates, including, without limitation, each of the Manager's, and Company's officers, directors, investment managers, shareholders, members, managers, constituent partners, employees, attorneys, accountants and agents (collectively and individually, the "INDEMNIFIED PARTY" and the "INDEMNIFIED PARTIES") from any and all claims, losses, costs, damages, liabilities and expenses of any kind whatsoever, including, without limitation, actual attorneys' fees and court costs (which shall be paid as incurred) and liabilities under state and federal securities laws (to the extent permitted by law) that may be made or imposed upon or incurred by any Indemnified Party by reason of any act performed (or omitted to be performed) for or on behalf of the Company, or in furtherance of or in connection with the Company business.

          (b) In the event of any action by a Member against any of the Indemnified Parties, including a derivative suit against the Company, the Company shall indemnify, defend, save harmless and pay all expenditures of the Indemnified Parties, including actual attorneys' fees incurred in the defense of such action.

          (c) None of the Indemnified Parties shall be liable to the Members or to the Company for any loss resulting from errors made by any of the Indemnified Parties in good faith or from such acts or omissions, whether or not disclosed, unless such acts or omissions constitute fraud, willful misconduct or gross negligence by the Indemnified Parties in question or which constitute a breach by the Indemnified Parties in question of any agreement between such party and the Company or the indemnifying parties, including, without limitation, this Agreement and the Contribution and Sale Agreements.

          (d) In the event of any action against any of the Indemnified Parties that is covered by the indemnity provided in this SECTION 3.6, the Company shall advance the costs and expenses of such Indemnified Party to the Indemnified Party as the costs and expenses are incurred, PROVIDED that the Company receives a written undertaking from the Indemnified Party to repay such amounts in the event that it is determined by a court of competent jurisdiction, or as a result of the settlement of such matter, that the Indemnified Party was not entitled to such indemnity or the Indemnified party committed fraud, willful misconduct, or gross negligence. If any Indemnified Party shall be required to repay to the Company any sums it has received pursuant to this SECTION 3.6 and shall have failed to make such repayment within sixty (60) days after receiving written demand therefor from the Company, then the Company shall have the right to offset any such unrepaid amount against all future sums otherwise distributable to such Member related to such Indemnified Party until the Company has received such repayment in full and any amounts so offset against future distributions shall be deemed to have been distributed to such Member under this Agreement.

          (e) The Company's obligations to indemnify, defend and save harmless under this SECTION 3.6 shall not obligate, or impose personal liability on, any of the Members or any of their directors, shareholders, investment managers, members, managers, constituent partners, officers, employees, attorneys, accountants or agents.

          (f) The Company shall have no obligation to indemnify, defend or save harmless (i) any Member for any claim or action brought against such Member by such Member's equity owners or investors or (ii) any Member, the Manager or their Affiliates for any acts or omissions after the same are determined by a court of competent jurisdiction to constitute fraud, willful misconduct or gross negligence or for which indemnification is not permitted by applicable law.

     3.7  TRANSACTIONS BETWEEN THE COMPANY AND THE MEMBERS

          Notwithstanding that it may constitute a conflict of interest, the Members and their Affiliates may engage in any transaction with the Company so long as such transaction is (a) disclosed in detail in writing and delivered to the Company and the other Members, and (b) the terms and conditions of such transaction, on an overall basis, are fair and reasonable to the Company and are at least generally as favorable to the Company as those that are generally available from persons capable of similarly performing them.

     3.8  PROPERTY MANAGER; INSURANCE

          (a) Unless it receives Keystone's prior written consent the Manager may only select Pioneer Management Services Company, LLC and/or American Landmark Properties, Ltd., an Affiliate of the Company, to serve as the manager or managers of the Properties and the Manager may provide such property manager or managers an aggregate property management fee of up to four percent (4%) of gross annual receipts of the Properties PROVIDED, HOWEVER, that no more than two percent (2%) of gross annual receipts of the Properties may be paid as a property management fee to a Person that is not an Affiliate of the Company; and PROVIDED FURTHER, that the contract with any property manager selected

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under this SECTION 3.8(a) shall not impose any penalty against the Company in the event that such contract is terminated following Keystone becoming the replacement Manager pursuant to SECTION 3.1(c).

          (b)     The Company shall maintain insurance covering the Properties
(i) to the extent required by the Loan Documents or other mortgages encumbering the Properties or (ii) if unencumbered, to the extent and of types as are typical of owners of comparable properties where such Property is located.

     3.9  REAL ESTATE INVESTMENT TRUST CONSIDERATIONS

          Notwithstanding anything contained herein to the contrary, so long as Keystone and Keystone Investor or an Affiliate of Keystone or Keystone Investor (or a successor to Keystone's or Keystone Investor's interest in the Company), that has elected to be a real estate investment trust as defined in the Code (herein referred to as the "REIT") holds a direct or indirect interest in the Company, unless waived in writing by the REIT, the parties hereto, and their respective successors and assigns, shall conduct their operations in a manner that shall permit the REIT to continue to qualify as a real estate investment trust under Sections 856 through and including Section 860 of the Code and Treasury Regulations thereunder, as amended, and under other applicable provisions of the Code and the Treasury Regulations thereunder and would not subject the REIT to any additional taxes under Section 857 or 4981 of the Code. In accordance with the preceding sentence:

          (a) any person, including any property manager or leasing agent, rendering services to a lessee or sublessee of all or any part of the Properties shall be an independent contractor with respect to the REIT within the meaning of Code Section 856(d)(3) from whom the REIT does not derive or receive any income or a taxable REIT subsidiary of the REIT except as may be permitted by
Section 856(d)(7)(C)(iii) of the Code and the Treasury Regulations thereunder;

          (b) any management or leasing agreement entered into by the Company shall comply with the terms and provisions of this SECTION 3.9;

          (c) the REIT shall not, by virtue of its indirect ownership of an interest in the Company, own, directly or indirectly, or by attribution (in accordance with the attribution rules referred to in Section 856(d)(5) of the
Code), in the aggregate, ten percent (10%) or more of all classes of stock, ten percent (10%) or more of the voting power or ten percent (10%) or more of the assets or net profits of a lessee or sublessee of all or any part of the Properties;

          (d) the leases or subleases of all or any part of the Properties shall not provide for rents based in whole or in part on the income or profits (within the meaning of Code Section 856(d)(2)(A)) derived by any tenant or subtenant from all or any part of the Properties;

          (e) rents under a lease or sublease of all or any part of the Properties attributable to personal property leased or subleased under or in connection with such lease or sublease shall not exceed fifteen percent (15%) of the total rents payable under or in connection with such lease or sublease for each taxable year;

          (f) the Company's assets shall not include securities (except governmental securities) if such would consist of more than twenty-five percent (25%) of the value of the assets of the Company;

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          (g)     the Company's assets shall not include securities if more than five percent (5%) of the value of the assets of the Company would then consist of securities of any one issuer (except for governmental securities);

          (h) the Company's assets shall not include securities if the Company would then own more than ten percent (10%) of the voting power of the outstanding securities any one issuer (except for governmental securities); and

          (i) the Company's assets shall not include securities if the Company would then own securities having a value of more than ten percent (10%) of the total value of the outstanding securities of any one issuer (except for governmental securities).

             IV. ALLOCATIONS OF PROFITS AND LOSSES AND DISTRIBUTIONS

     4.1  TAX AND ACCOUNTING MATTERS

          The provisions of EXHIBIT D attached hereto and incorporated herein for all purposes provide for allocation of Profits and Losses and certain definitions related thereto.

     4.2  DISTRIBUTIONS BY THE COMPANY

          (a) Cash from Operations for the preceding calendar month (less any payments on the Assumed Debt, including, without limitation, principal, interest and any escrow payments due under the Loan Documents) shall be distributed to Keystone and Keystone Investor, PRO RATA in accordance with their initial Capital Contributions, on the fifth day of each month until all accrued and unpaid Preferred Return and any unpaid Shortfall and Shortfall Distribution has been distributed and the balance, if any, may be distributed to any Member or Members from time to time in the Manager's sole discretion.

          (b) Cash from Sale, Financing or Refinancing of any or all of the Properties (other than the refinancing of One Park Place or the Wells Fargo Properties permitted under SECTION 3.2(b), which may be distributed under (iii) below), shall be distributed (less any payments on the Assumed Debt, including, without limitation, principal, interest and any escrow payments due under the Loan Documents), immediately upon receipt by the Company, as follows:

                  (i) FIRST, to Keystone and Keystone Investor, PRO RATA in accordance with their initial Capital Contributions, until all accrued and unpaid Preferred Return, and any unpaid Shortfall and Shortfall Distribution has been paid in full;

                  (ii) SECOND, to Keystone and Keystone Investor, PRO RATA in accordance with their initial Capital Contributions, until (A) in the case of the sale or refinance of less than all of the Properties the minimum sales price for such Properties as listed in EXHIBIT F hereto and any Sales Participation has been paid to Keystone or (B) the Keystone Invested Capital has been reduced to zero; and

                  (iii) THIRD, the balance, if any, may be distributed to any Member or Members from time to time in the Manager's sole discretion.

          (c) Notwithstanding anything to the contrary in this Agreement, in the event that (i) a Shortfall and Shortfall Distribution has become due and payable (the date on which such Shortfall and Shortfall Distribution becomes due and payable, the "SHORTFALL DATE") and has not been paid in full within ninety
(90) days after the Shortfall Date, or (ii) Landmark has defaulted on the Landmark Guarantee, then

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all distributions under SECTION 4.2 shall be payable to Keystone and Keystone
Investor, and Landmark and TSL shall not be entitled to any further distributions hereunder.

          (d) Notwithstanding anything to the contrary in this Agreement, on or after December 1, 2008, Keystone shall have the right to cause the Company to distribute Cash from Operations and Cash from Sale, Financing or Refinancing to Keystone and Keystone Investor (including the right to require the Company to sell, finance or refinance any Property or Properties) in such amount as necessary to reduce the Keystone Invested Capital to zero.

          (e) Notwithstanding anything to the contrary in this Agreement, in the event that any Special Indemnity Damages shall be due and payable to the Company, the Company shall have the right to require such damages be retained by the Company to the extent of Cash from Operations or Cash from Sale, Financing or Refinancing in priority to any payments due to Keystone and Keystone Investor under this SECTION 4.2 until such Special Indemnity Damages have been fully repaid and such payment shall be considered to be a distribution to Keystone and a payment of the Special Indemnity by Keystone to the Company.

          (f) Notwithstanding anything to the contrary in this Agreement, until the respective expirations of the Delmar Indemnity and the Hartford Indemnity, for such periods, if any, that a Delmar Lease Payment Default or a Hartford Lease Payment Default exists and remains uncured, the Company shall have the right to retain amounts equal to the Delmar Lease Deficit and/or Hartford Lease Deficit, as the case may be, otherwise distributable to Keystone under SECTION 4.2(b)(i) pursuant to the terms of the Delmar Indemnity and the Hartford Indemnity, respectively. In the event that the Company receives any unpaid Delmar Rent or Hartford Rent, as the case may be, by or on behalf of Delmar or Hartford, respectively, then the Company shall immediately distribute to Keystone (i) with respect to the portion of such rent attributable to the period commencing on the first date Delmar Rent or Hartford Rent, as the case may be, is not paid, until the end of the twelfth month thereafter, fifty percent (50%) of such amount received, (ii) with respect to the portion of such rent attributable to the period commencing on the first day of the thirteenth month after the first date Delmar Rent or Hartford Rent, as the case may be, is not paid, until the end of the twelfth month thereafter, seventy-five percent (75%) of such amount received and (iii) with respect to the portion of such rent attributable to the period commencing on the first day of the twenty-fifth month after the first date Delmar Rent or Hartford Rent, as the case may be, is not paid, one hundred percent (100%) of such amount received. Upon the receipt of a final court order or judgment rendered by a court of competent jurisdiction on a Claim made by Delmar or Hartford, as the case may be, in an amount less than the aggregate amount of the unpaid Delmar Rent or Hartford Rent, as the case may be, then Keystone shall be obligated to pay any shortfall in respect of such Delmar Rent or Hartford Rent attributable to such Claim (the "RENT DEFICIT AMOUNT"), in the manner prescribed by Section 3(a) of the Delmar Indemnity or Hartford Indemnity, as the case may be, PROVIDED, HOWEVER, that if Keystone fails to pay the Rent Deficit Amount, within the fifteen (15) day period required by the Delmar Indemnity or the Hartford Indemnity, as the case may be, then the Company may immediately take an offset for the Rent Deficit Amount from retained distributions and shall have the right to offset from future distributions required to be paid to Keystone pursuant to SECTION 4.2(b)(i) hereof for any deficiency between the retained distribution offset by the Company and the Rent Deficit Amount. To the extent the Rent Deficit Amount for such Claim is less than the retained distribution, the Company shall offset the Rent Deficit Amount from retained distribution and shall pay to Keystone within the same fifteen
(15) day period any retained distributions remaining after such offset. In the event that a final court order or judgment finds both Keystone and one or more of the other persons indemnified under the Delmar Indemnity or the Hartford Indemnity, as the case may be, responsible for liability under the action or proceeding but does not allocate liability between the parties, then prior to the date that the Rent Deficit Amount with respect to the Delmar Rent or the Hartford Rent, as the case may be, is payable and prior to the effectiveness of any offset rights, the parties shall mutually submit such issue to arbitration to be

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finally determined by arbitration in the City of New York in accordance with the rules and regulations then obtaining of the American Arbitration Association or its successor; any such determination shall be final and binding upon the parties, whether or not a judgment shall be entered in any court. The parties may, at their own expense, be represented by counsel and employ expert witnesses in any such arbitration, and the parties shall share all other expenses and fees of any such arbitration. Notwithstanding the foregoing, subject to certain conditions set forth in the Hartford Indemnity, the Company shall also have the right to suspend the retention of distributions from Keystone pursuant to the terms of Section 2(c) of the Hartford Indemnity and to reinstate the retention of distributions pursuant to the terms of Section 3(b) of the Hartford
Indemnity.

          (g) Notwithstanding anything to the contrary in this Agreement, the Company shall have the right to retain amounts equal to the M&T Amortization Difference on scheduled loan payments otherwise distributable to Keystone and Keystone Investor under SECTION 4.2(b)(i), PROVIDED THAT any right that the Company may have to retain amounts equal to the M&T Amortization Difference for the Delmar Property or the Columbia Property, as the case may be, shall terminate upon the occurrence of (i) the sale, by the Company, of the Delmar Property or the Columbia Property, as the case may be, (ii) the payment in full of the obligations under the New M&T Loans relating to such Property, or (iii) the sale, by the Company, of any Property at a price that is greater than the minimum sales price for such Property as listed on EXHIBIT F hereto and, PROVIDED FURTHER, notwithstanding anything to the contrary in this Agreement,
(x) upon the occurrence of (i) or (ii) above, all amounts retained by the Company in respect M&T Amortization Difference for such Property shall be immediately returned to Keystone and (y) upon the occurrence of (iii) above, fifteen percent (15%) of all amounts greater than the minimum sales price for such Property as listed on EXHIBIT F hereto received by the Company shall be immediately distributed to Keystone.

           V. TRANSFER AND ASSIGNMENT OF INTERESTS; SALE OF PROPERTIES

     5.1  TRANSFER AND ASSIGNMENT OF INTERESTS

          Except as otherwise expressly provided herein, no Member shall, directly or indirectly (including transfers of interests in Members), transfer (by sale, exchange, assignment, gift or other disposition) or in any way alienate all or any part of its Membership Interest or any interest in any of the Properties (each, a "TRANSFER" and collectively, "TRANSFERS") without the prior written approval of all Members; PROVIDED, HOWEVER, subject to the restrictions of, and only to the extent permitted under, the Loan Documents, (a) any Member may transfer all or a portion of its Membership Interest so long as there is no change of Control of the Manager; PROVIDED HOWEVER, that so long as Keystone or Keystone Investor shall be a Member, each of Joseph Friedland and David Werner and/or entities owned and controlled by them or members of their immediate family may not transfer more than forty-nine (49%) of their respective beneficial ownership interest in the Company as of the date hereof, (b) Members may pledge or encumber all or any portion of its Membership Interest to any qualified lender who makes a bona fide loan thereon, (c) additional members may be admitted to the Company or to Landmark after the date hereof, (d) Landmark may transfer or otherwise assign its Membership Interest so long as the holders of the Assumed Debt and other mortgage indebtedness on the Properties and Keystone consent to such transfer, such consent of Keystone not to be unreasonably withheld (and shall be automatically granted if the holders of the Assumed Debt and other mortgage indebtedness on the Properties so consent), and the Company makes a special distribution to Keystone and Keystone Investor, PRO RATA in accordance with their initial Capital Contribution, equal to one percent (1%) of the Keystone Invested Capital, (e) the restrictions on transfers set forth in this ARTICLE V shall not apply to sales or issuances of shares of capital stock of a REIT or to any merger, consolidation or sale of all or substantially all of the assets or stock of a REIT, and (f) the restrictions on transfers set forth in this ARTICLE V shall not apply to the sale or issuance

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of partnership interests of Keystone or to any merger, consolidation or sale of all of the assets or partnership interests of Keystone. For purposes of this
SECTION 5.1, a "QUALIFIED LENDER" is an institutional lender or other financial institution with assets in excess of $5 billion. In the event of any transfer permitted hereunder, the transferring Member shall provide written notice of such transfer to all of the Members and take commercially reasonable steps so as to minimize, if practical, the possibility of termination under Section 708 of the Code.

     5.2  SUBSTITUTION OF MEMBERS

          A transferee of a Membership Interest shall have the right to become a substitute Member (a "SUBSTITUTE MEMBER") only if (a) such transfer is permitted under SECTION 5.1, (b) such Person executes a legally binding instrument accepting and adopting all of the terms and provisions of this Agreement, and
(c) such Person pays any reasonable expenses actually incurred by the Company in connection with the admission of a new Member. The admission of a Substitute Member shall not release the Member who assigned the Membership Interest from any liability that such Member may have to the Company.

     5.3  TRANSFERS IN VIOLATION OF THIS AGREEMENT

          A purported transfer in violation of this ARTICLE V shall be deemed null and void and the transferee shall have no right to vote or participate in the management of the Company or to exercise any rights of a Member.

     5.4  SALE OF THE PROPERTIES

          The Company may not sell or otherwise dispose of any Property until the second anniversary of the Closing Date. From and after the two (2) year anniversary of the Closing Date, the Manager may require the Company to sell some or all of the Properties at any time so long as either (i) the Keystone Invested Capital has been reduced to zero or (ii) the sales price for each of the Properties to be sold is equal to or greater than the minimum sales price for such Property set forth in EXHIBIT F hereto plus the Sale Participation, if any, and the Properties that the Company would continue to own following such sale would meet the Cashflow Coverage Requirement, PROVIDED, HOWEVER notwithstanding anything to the contrary in SECTION 4.2, when the next sale of a Property or Properties would reduce the Keystone Invested Capital to $12,500,000 or less, such sale of a Property or Properties must reduce the Keystone Invested Capital to zero and, PROVIDED FURTHER, that if a Property is sold pursuant to
(ii), above, then the minimum sales price for such Property shall be distributed to Keystone and Keystone Investor pro rata in accordance with their initial Capital Contributions pursuant to SECTION 4.2(b), hereof and the Keystone Invested Capital shall be adjusted accordingly. Notwithstanding anything in this
SECTION 5.4 above to the contrary, the Company may sell or otherwise dispose of the Property located at 9 Columbia Circle, Albany, New York ("9 COLUMBIA") at any time prior to the two (2) year anniversary of the Closing Date, PROVIDED THAT if 9 Columbia is sold pursuant to this sentence, the minimum sales price set forth in EXHIBIT F hereto shall be distributed to Keystone and Keystone Investor PRO RATA in accordance with their initial Capital Contributions pursuant to Section 4.2(b) hereof (and no Sale Participation shall be due) and the Keystone Invested Capital shall be adjusted accordingly. Keystone may reallocate the sales prices set forth on EXHIBIT F (i) prior to Closing or (ii) in the event One Park Place is refinanced as contemplated in SECTION 3.2(b) and shall deliver a copy of a revised EXHIBIT F to Landmark within 60 days after the event permitting reallocation.

                         VI. DISSOLUTION AND WINDING UP

     6.1  DISSOLUTION AND WINDING UP

          (a) The Company shall be dissolved upon the occurrence of any of the following events:

                  (i)     Expiration of the term of the Company set forth in
     SECTION 1.2.

                  (ii) Bankruptcy, dissolution or resignation of a Member (a "DISSOLUTION EVENT") unless, within 90 days after the date of such event, the remaining Members ("REMAINING MEMBERS") state their willingness in writing to continue the business of the Company and the Company will continue to be treated as a partnership for federal income tax purposes under the laws then existing, and, if the bankruptcy, dissolution or withdrawal is with respect to the Manager, the Remaining Members also agree, in writing, to become effective as of the date of such event, a new Manager which shall agree in writing to act as Manager and to the terms of this Agreement;

                  (iii) Entry of a decree of judicial dissolution under the Act; or

                  (iv) The sale of all of the Properties, repayment of the Assumed Debt and distribution of the Cash from Sale, Financing or Refinancing.

          (b) Except as set forth in SECTION 6.1(a), no event that causes a Member to cease to be a member of the Company shall in and of itself cause a dissolution of the Company.

          (c) Dissolution of the Company shall be effective on the date on which an event requiring dissolution or liquidation of the Company occurs, but the Company shall not terminate until the assets of the Company shall have been distributed as provided below and the Certificate of Formation of the Company shall have been cancelled in accordance with the Act.

          (d) Upon dissolution, the Manager or, if there is no Manager but there are Remaining Members, such Remaining Members shall liquidate the assets of the Company, and allocate and distribute the proceeds, in cash, in the following order of priority:

                  (i) First, to the satisfaction of creditors of the Company to the extent otherwise permitted by law, in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof);

                  (ii) Second, to the payment of all debts, liabilities and other obligations owed to Affiliates of the Company; and

                  (iii)   Third, in accordance with SECTION 4.2(b) hereof.

          (e) The parties intend that the allocation provisions contained in this Agreement shall produce final Capital Account balances of the Members that will permit liquidating distributions to be made to the Members in accordance with their final Capital Account balances pursuant to this SECTION 6.1 and in a manner identical in amount to and in the order of priorities contained in
SECTION 4.2(b) hereof.

          (f) Notwithstanding the dissolution of the Company, prior to termination of the Company, the business of the Company and the affairs of the Members in relation to the Company shall continue to be governed by this Agreement.

                 VII. ACCOUNTING, RECORDS, REPORTING BY MEMBERS

     7.1  BOOKS AND RECORDS

          The books and records of the Company shall be kept by the Manager in accordance with GAAP. The Manager shall instruct the Accountants to prepare annual financial statements of the Company and to transmit such statements to the Members within ninety (90) days following the end of each calendar year (or such earlier time as may be required to permit the Members to comply with any applicable regulatory reporting requirements). The Manager will deliver quarterly financial statements on a cash basis including a quarterly report showing outstanding receivables and payables which will include an aging of said receivables and payables within thirty (30) days after the end of the quarter (or such earlier time as may be required to permit the Members to comply with any applicable regulatory reporting requirements). The quarterly and annual reports will be certified by the Manager as true and accurate in all material respects. The Company shall maintain at its principal office all of the following, all of which shall be made available for inspection by all Members upon reasonable prior notice:

          (a) a current list of the full name and last known business or residence address of each Member set forth in alphabetical order, together with the Capital Contributions, Capital Account and Membership Interest of each Member;

          (b) a copy of the Articles and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Articles or any amendments thereto have been executed;

          (c) copies of the Company's federal, state, and local income tax or information returns and reports, if any, for at least the five (5) most recent taxable years;

          (d) a copy of this Agreement and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;

          (e) copies of the financial statements of the Company, if any, for at least the three (3) most recent fiscal years; and

          (f) the Company's books and records as they relate to the internal affairs of the Company, if any, for at least the current and past five (5) fiscal years.

     7.2  RETURNS AND REPORTS

          The Tax Accountants shall prepare the federal, state and local tax returns for the Company and the Company shall cause to be filed, in accordance with the Act, all reports and documents, including, without limitation, all tax and/or information returns, required to be filed with any governmental agency, department or division thereof and each Member shall be provided copies of such tax returns at least ten (10) business days prior to the required filing date and shall have the opportunity to review and comment upon such tax returns, PROVIDED that Keystone shall have five (5) business days to review and comment upon such tax returns. The Company shall cause to be prepared at least annually information concerning the Company's operations necessary for the completion of the Members' federal and state income tax returns. The Company shall instruct the Tax Accountants to prepare and send to each Member within seventy-five (75) days after the end of each taxable year (or such earlier time as may be required to permit the Members to comply with any applicable regulatory reporting requirements) (a) such information as is necessary to complete the Members' federal and state income tax or information returns and (b) a copy of the Company's federal, state, and local income tax or information returns for the year.

     7.3  BANK ACCOUNTS

          (a) Manager shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other Person. Manager, acting alone, is authorized to endorse checks, drafts, and other evidences of indebtedness made payable to the order of the Company, but only for the purpose of depositing the same into the Company's accounts. All checks, drafts, and other instruments obligating the Company to pay money may be signed by Manager, acting alone and Manager shall utilize the funds in such accounts to pay the Company's expenses and costs.

          (b) Manager shall maintain the Company's funds in deposit accounts at a bank or banks that insure deposits through the Federal Deposit Insurance Corporation. Manager may invest funds of the Company in time deposits, short term governmental obligations or commercial paper, PROVIDED, HOWEVER, that such commercial paper shall be rated AA or better by Standard & Poor's.

     7.4  TAX MATTERS FOR THE COMPANY

          (a) Landmark is designated as "Tax Matters Partner" (as defined in Code Section 6231) to represent the Company, at the Company's expense, in connection with all examination of the Company's affairs by tax authorities; PROVIDED, HOWEVER, that the Tax Matters Partner may not bind Keystone or Keystone Investor in connection therewith or in any manner without Keystone's consent and shall provide Keystone notice in a manner and at such time as is sufficient to allow Keystone to exercise the rights under Section 6204 of the Code.

          (b) Except as otherwise provided in this Agreement or EXHIBIT D annexed hereto, any tax elections to be made by the Company pursuant to the Code or any provision of state or local law shall be made jointly by the Members taking into account the best interests of the Members.

                               VIII. MISCELLANEOUS

     8.1  COMPLETE AGREEMENT

          This Agreement constitutes the complete and exclusive statement of agreement among the Members with respect to the subject matter herein and therein and replaces and supersedes all prior written and oral agreements among the Members.

     8.2  BINDING EFFECT

          Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the Members, and their respective successors and assigns.

     8.3  INTERPRETATION

          All pronouns shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the interpretation of any provision of this Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated. In the event any claim is made by any Member relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Member or its counsel.

     8.4  SEVERABILITY

          If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid shall not be affected thereby.

     8.5  NOTICES

          Any notice in this Agreement permitted to be given, made or accepted by the Company to a Member or by a Member to other Members, must be in writing and may be given or served by delivering same to an officer or agent of such Member, by depositing the same with a recognized overnight delivery service (with receipt for delivery) and/or by facsimile transmission (with confirmation of receipt) at the addresses and facsimile numbers designated on EXHIBIT C. Notice deposited with an overnight delivery service shall be deemed given one
(1) day after it is deposited. Notice given in any other manner shall be effective when received at the address of the addressee and proof of the receipt of any notice given hereunder shall be the responsibility of the sending party.

     8.6  AMENDMENTS

          All amendments to this Agreement shall be in writing and signed by all of the Members.

     8.7  MULTIPLE COUNTERPARTS

          This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     8.8  ATTORNEY'S FEES

          In the event of any action or proceeding brought by a party against another under this Agreement, the prevailing party shall be entitled to, in addition to any other damages assessed, all of its costs and expenses including, but not limited to, attorneys' fees in such action or proceeding in such amount as the court may adjudge reasonable. The prevailing party shall be determined by the court based upon an assessment of which party's major arguments made or positions taken in the proceedings could fairly be said to have prevailed over the other party's major arguments or positions on major disputed issues in the court's decision. If the party which shall have commenced or instituted the action, suit or proceeding shall dismiss or discontinue it without the concurrence of the other party, such other party shall be deemed the prevailing party.

     8.9  LIMITATION OF LIABILITY

          (a) Notwithstanding anything to the contrary in this Agreement or in any document delivered by a Member in connection this Agreement, it is expressly understood and agreed that each Member's liability to any third party shall be limited to such Member's required investment in the Company, and no other property or asset of such Member, or of any of such Member's directors, officers, employees, shareholders, investment managers, investors, or constituent members, contractholders or policyholders, shall be subject to any lien, levy, execution, setoff or other enforcement procedure for satisfaction of any right or remedy of any third party in connection with this Agreement.

          (b) Notwithstanding anything to the contrary in this Agreement or in any document delivered by a Member in connection with this Agreement, it is expressly understood and agreed that the liability of each Member (including any Substitute Member) hereunder to the Company or any other Member shall be limited to such Member's undistributed Capital Contributions in the Company, and no other property or asset of such Member, or of any of such Member's directors, officers, employees, attorneys, shareholders, investment managers, investors, or constituent members, contractholders or policyholders, shall be subject to any lien, levy, execution, setoff or other enforcement procedure for satisfaction of any right or remedy of the Company or any other Member in connection with this Agreement.

     8.10 REMEDIES CUMULATIVE

          The remedies under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

     8.11 FURTHER ASSURANCE

          Each Member shall, at or after the Closing, and without further consideration execute, acknowledge and deliver to the other such other documents and instruments, and take such other actions, as either shall reasonably request to carry out the intent and purposes of this Agreement including documents to be executed by Keystone in connection with the Industrial Development Authority or refinancings permitted hereunder.

     8.12 GOVERNING LAW

          This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its principles of conflicts of law.

          IN WITNESS WHEREOF, all of the Members of NOCHA LLC, a New York limited liability company, have executed this Agreement, effective as of the date written above.

                         LANDMARK TRI-STATE, INC., a Delaware corporation


                         By: /s/ Yisroel Gluck by John Houston, Attorney In Fact
                             ---------------------------------------------------
                             Name:  Yisroel Gluck
                             Title: President


                         TRI-STATE LANDMARK LLC, a Delaware limited liability company


                         By: /s/ Yisroel Gluck by John Houston, Attorney In Fact
                             ---------------------------------------------------
                             Name:  Yisroel Gluck
                             Title: President


                         KEYSTONE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership


                         By: Keystone Property Trust, General Partner


                         By: /s/ Stephen J. Butte
                             -------------------------------------------
                             Name:  Stephen J. Butte
                             Title: Senior Vice President


                         KEYSTONE NOCHA INVESTOR LLC, a Delaware limited liability company


                         By: Keystone Operating Partnership, L.P., Managing
                             Member


                         By: Keystone Property Trust, General Partner


                         By: /s/ Stephen J. Butte
                             -------------------------------------------
                             Name:  Stephen J. Butte
                             Title: Senior Vice President